Exhibit 99.1

Walker & Dunlop Reports First Quarter 2026 Financial Results

FIRST QUARTER 2026 HIGHLIGHTS

●	Total transaction volume of $13.7 billion, up 94% from Q1’25
●	Total revenues of $301.3 million, up 27% from Q1’25
●	Net income of $15.9 million and diluted earnings per share of $0.46, up 476% and 475%, respectively from Q1’25
●	Adjusted EBITDA(1) of $73.8 million, up 14% from Q1’25
●	Adjusted core EPS(2) of $1.02, up 20% from Q1’25
●	Servicing portfolio of $146.4 billion as of March 31, 2026, up 8% from March 31, 2025
●	Repurchased $13.3 million shares of common stock during the quarter at a weighted average price of $47.13

BETHESDA, MD – MAY 7, 2026 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”, “Walker & Dunlop” or “W&D”) reported a strong first quarter of 2026, highlighted by a significant increase in total transaction volume to $13.7 billion, a 94% increase year over year. Total revenues grew 27% to $301.3 million, driving a 476% increase in net income to $15.9 million, or $0.46 per diluted share.

The Capital Markets segment delivered improved operating margins and profitability as continued strength in origination activity expanded the Company’s servicing portfolio by 8% year over year. Adjusted EBITDA increased 14% in the first quarter of 2026, and adjusted core EPS was up 20% year over year to $1.02. Results this quarter also include $10 million of indemnified and repurchased loan expenses, which the Company continues to actively manage. The first quarter of 2026 demonstrates the earnings power of Walker & Dunlop’s platform as market activity improves.

“The strength of our first-quarter transaction volumes and earnings is due to the W&D team, our brand, and our market position as one of the very best commercial real estate capital markets firms in the world,” commented Willy Walker, Walker & Dunlop’s Chairman and CEO. “Strong financing volumes generated robust quarterly transaction fees, which, coupled with recurring servicing and asset management fees, generated solid quarterly earnings as we begin the pursuit of our annual and five-year financial goals.”

Walker continued, “We enter the second quarter with a strong pipeline across all executions, customer segments, and geographies. While the macro environment remains challenging -- marked by interest rate volatility, high oil prices, and the Iran conflict -- many clients continue to transact due to loan maturities, the need to return capital to investors, and investment opportunities across the country. We remain confident in our 2026 outlook and in our ability to grow our company in the coming quarters and years.”

(1)	Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance. For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures,” “Adjusted Financial Measure Reconciliation to GAAP” and “Adjusted Financial Measure Reconciliation to GAAP by Segment.”
(2)	Adjusted core EPS is a non-GAAP financial measure the Company presents to help investors better understand our operating performance. For a reconciliation of Adjusted core EPS to diluted EPS, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Core EPS Reconciliation.”

First quarter 2026 Earnings Release

CONSOLIDATED FIRST QUARTER 2026

OPERATING RESULTS

TRANSACTION VOLUMES
(in thousands)	Q1 2026	Q1 2025	$ Variance	% Variance
Fannie Mae	$1,553,899	$1,511,794	$42,105	3%
Freddie Mac	3,124,128	808,247	2,315,881	287
Ginnie Mae - HUD	481,384	148,158	333,226	225
Brokered (1)	6,503,051	2,552,943	3,950,108	155
Principal Lending and Investing (2)	87,900	175,500	(87,600)	(50)
Debt financing volume	$11,750,362	$5,196,642	$6,553,720	126%
Property sales volume	1,910,300	1,839,290	71,010	4
Total transaction volume	$13,660,662	$7,035,932	$6,624,730	94%
(1)	Brokered transactions for life insurance companies, commercial banks, and other capital sources.
(2)	Includes debt financing volumes from our interim lending platform and Walker & Dunlop Investment Partners, Inc. (“WDIP”) separate accounts.

DISCUSSION OF QUARTERLY RESULTS:

●	Total transaction volume grew 94% to $13.7 billion in the first quarter of 2026, reflecting Walker & Dunlop’s strong position within an increasingly active commercial real estate transactions market.
●	Fannie Mae and Freddie Mac (collectively, the “GSEs”) debt financing volumes increased 102% year over year, led by a 287% increase in Freddie Mac volumes, which included a $1.7 billion portfolio in the first quarter of 2026. Walker & Dunlop continues to be a top GSE lender, with a 12.3% market share in the first quarter of 2026, up from 9.6% in the first quarter of 2025.
●	HUD debt financing volume increased 225% in the first quarter of 2026 due to strong market demand for HUD construction financing. Walker & Dunlop is one of the largest HUD construction lenders.
●	The 155% increase in brokered debt financing volume during the first quarter of 2026 reflected a strong supply of capital to the commercial real estate transaction markets from life insurance companies, banks, commercial mortgage-backed securities, and other private capital providers.

●	Property sales volume increased 4% in the first quarter of 2026, as the macroeconomic fundamentals supporting the multifamily acquisitions market supported a strong start to the year. We outperformed the multifamily property sales market, which increased only slightly year over year.

First quarter 2026 Earnings Release

MANAGED PORTFOLIO
(dollars in thousands, unless otherwise noted)	Q1 2026	Q1 2025	$ Variance	% Variance
Fannie Mae	$73,498,820	$69,176,839	$4,321,981	6%
Freddie Mac	44,836,263	38,556,682	6,279,581	16
Ginnie Mae - HUD	11,646,914	10,882,857	764,057	7
Brokered	16,385,040	17,032,338	(647,298)	(4)
Principal Lending and Investing	17,500	—	17,500	N/A
Total Servicing Portfolio	$146,384,537	$135,648,716	$10,735,821	8%
Assets under management	18,530,780	18,518,413	12,367	0
Total Managed Portfolio	$164,915,317	$154,167,129	$10,748,188	7%
Average custodial escrow account deposits (in billions)	$2.6	$2.5
Weighted-average servicing fee rate at period end (basis points)	23.4	24.4
Weighted-average remaining servicing portfolio term at period end (years)	7.1	7.5

DISCUSSION OF QUARTERLY RESULTS:

●	Our servicing portfolio continues to grow, primarily as a result of additional Fannie Mae, Freddie Mac, and HUD (collectively, “Agency”) debt financing volumes over the past 12 months.
●	During the first quarter of 2026, we added $2.4 billion of net loans to our servicing portfolio, and over the past 12 months, we added $10.7 billion of net loans to our servicing portfolio, with the growth led primarily by Fannie Mae and Freddie Mac loans.
●	$14.7 billion of Agency loans in our servicing portfolio are scheduled to mature over the next two years. The maturing loans, with a weighted-average servicing fee of 28 basis points, represent only 11% of the total Agency loans in our portfolio. Over the next five years, 54% of Agency loans are expected to mature, providing an opportunity for us to recapitalize or sell these deals for our clients in the coming years.
●	The mortgage servicing rights (“MSRs”) associated with our servicing portfolio are reported at an amortized cost of $795.8 million as of March 31, 2026, while the fair value is estimated at $1.4 billion. The relative long-term contractual nature of the servicing rights, coupled with ancillary revenues earned from the portfolio, generate attractive upside and value above our cost basis.
●	Assets under management totaled $18.5 billion as of March 31, 2026, and consisted of $15.9 billion of low-income housing tax credit (“LIHTC”) funds managed by our affordable housing investment management team, approximately $1.7 billion of debt funds, and $0.9 billion of equity funds, managed by our registered investment advisor, WDIP.

KEY PERFORMANCE METRICS
(in thousands, except per share amounts)	Q1 2026	Q1 2025	$ Variance	% Variance
Walker & Dunlop net income	$15,871	$2,754	$13,117	476%
Adjusted EBITDA	73,782	64,966	8,816	14
Diluted earnings per share	$0.46	$0.08	$0.38	475%
Adjusted core EPS	$1.02	$0.85	$0.17	20%
Operating margin	9%	2%
Return on equity	4	1
Key Expense Metrics (as a % of total revenues):
Personnel expense	51%	51%
Other operating expenses	10	14

DISCUSSION OF KEY PERFORMANCE METRICS:

●	Total revenues increased 27% this quarter, largely driven by higher transaction activity, which contributed to growth in origination fees and MSR income, as well as expansion of the managed portfolio, resulting in higher recurring servicing fees and related revenues. Total expenses increased 19%, reflecting higher variable personnel costs that scale with transaction-driven revenue growth, an increase in amortization and depreciation expenses, as well as an increase in indemnified and

First quarter 2026 Earnings Release

repurchased loan expenses due to a higher balance of repurchased loans year over year, partially offset by a decrease in other operating expenses.
●	The increases in net income and diluted earnings per share were primarily driven by growth across both operating segments-Capital Markets and Servicing and Asset Management. Capital Markets performance benefited from a significant increase in transaction activity, which drove meaningful operating leverage as volumes scaled. This activity continued to expand our managed portfolio, which grew 7% year over year, supporting higher recurring revenue and earnings in Servicing and Asset Management. The resulting increase in income before taxes contributed to an improved operating margin and was a key driver of higher return on equity.
●	The 14% increase in adjusted EBITDA was largely due to higher origination fees and servicing fees, partially offset by increases in personnel expenses, costs to operate indemnified and repurchased loans, and net income attributable to noncontrolling interest and temporary equity holders.
●	Adjusted core EPS increased 20%, largely for the same reasons that adjusted EBITDA increased.

KEY CREDIT METRICS
(in thousands)	Q1 2026	Q1 2025	$ Variance	% Variance
At-risk servicing portfolio (1)	$69,444,656	$64,450,319	$4,994,337	8%
Maximum exposure to at-risk portfolio (2)	14,221,298	13,200,846	1,020,452	8
Defaulted loans (3)	$167,456	$108,530	$58,926	54%
Key credit metrics (as a % of the at-risk portfolio):
Defaulted loans	0.24%	0.17%
Allowance for risk-sharing	0.06	0.05
Key credit metrics (as a % of maximum exposure):
Allowance for risk-sharing	0.27%	0.24%

(1)	At-risk servicing portfolio is defined as the balance of Fannie Mae Delegated Underwriting and Servicing (“DUS”) loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at-risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at-risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at-risk portfolio.

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at-risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

(2)	Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.
(3)	Defaulted loans represent loans in our Fannie Mae at-risk portfolio or Freddie Mac small balance pre-securitized loans (“SBL”) portfolio that are probable of foreclosure or that have foreclosed and for which we have recorded a collateral-based reserve (i.e., loans where we have assessed a probable loss). Other loans that are delinquent but not foreclosed or that are not probable of foreclosure are not included here. Additionally, loans that have foreclosed or are probable of foreclosure but are not expected to result in a loss to us are not included here.

DISCUSSION OF KEY CREDIT METRICS:

●	Our at-risk servicing portfolio, which is comprised of loans subject to a defined risk-sharing formula, increased primarily due to the level of Fannie Mae loans added to the portfolio during the past 12 months. We take credit risk exclusively on loans backed by multifamily assets and have no credit exposure to losses in any other sector of the commercial real estate lending market.
●	As of March 31, 2026, 14 at-risk loans were in default with an aggregate unpaid principal balance (“UPB”) of $167.5 million, compared to 14 loans with an aggregate UPB of $158.8 million at December 31, 2025, and eight loans with an aggregate UPB of $108.5 million as of March 31, 2025. The collateral-based reserves on defaulted loans were $13.3 million and $7.5 million as of March 31, 2026 and 2025, respectively. The approximately 3,200 remaining loans in the at-risk servicing portfolio continue to exhibit strong credit quality, with low levels of delinquencies and strong operating performance of the underlying properties in the portfolio.
●	We recorded a provision for credit losses of $4.1 million in the first quarter of 2026, primarily related to initial loss reserves for loans that defaulted during the quarter. Of this amount, $2.5 million was associated with loans that we indemnified in the fourth quarter of 2025.

First quarter 2026 Earnings Release

INDEMNIFIED AND REPURCHASED LOANS
(in thousands)	March 31, 2026	December 31, 2025
Other Assets
Loans held for investment:
Indemnified loans	$91,241	$46,253
Repurchased loans	41,556	36,926
Allowance for loan losses	(29,077)	(5,410)
Loans held for investment, net	$103,720	$77,769
Other real estate owned ("OREO") (1)	13,218	14,756
Other asset, net (1)	24,124	24,124
Total other assets related to indemnified and repurchased loans	$141,062	$116,649
Other Liabilities
Secured borrowings	$128,697	$83,402
Indemnification reserves (2)	7,961	23,920
Total other liabilities related to indemnified and repurchased loans	$136,658	$107,322

(in thousands)	Q1 2026	Q1 2025
Initial loan repurchase costs	$797	$322
Indemnified and repurchased loan operating costs	2,314	535
Expected principal losses on loan repurchase ("loan repurchase losses")	6,950	—
Indemnified and repurchased loan expenses	$10,061	$857
Provision (benefit) for loan losses (3)	$2,500	$—
Other operating expenses (4)	1,538	—
Other interest income (5)	(1,074)	—
Total net expense impact of indemnified and repurchased loans	$13,025	$857

(1)	The OREO asset and other asset, net are held for sale as of March 31, 2026 and are presented as components of Other assets on the Condensed Consolidated Balance Sheets.
(2)	Refer to NOTE 2 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for more information about the nature of these reserves.
(3)	Included as a component of Provision (benefit) for credit losses in the Condensed Consolidated Statements of Income.
(4)	Impairment charges related to an OREO asset that was previously repurchased and included as a component of Other operating expenses in the Condensed Consolidated Statements of Income.
(5)	Included as a component of Placement fees and other interest income in the Condensed Consolidated Statements of Income.

DISCUSSION OF INDEMNIFIED AND REPURCHASED LOANS:

●	We continue to execute on our plan to reduce exposure to repurchased loans, with total repurchased loans declining to $191.9 million at March 31, 2026, compared to $221.6 million at December 31, 2025.
●	In the second quarter, we entered into an indemnification agreement for a $34.3 million portfolio of loans without the requirement to repurchase the portfolio, reducing our potential repurchase exposure. The portfolio has performed well since origination, and the matters leading to the indemnification are not indicative of underlying credit concerns. This reduction was partially offset by the repurchase of a loan with an outstanding UPB of $4.6 million.
●	We expect continued progress in reducing our exposure to repurchased loans through asset sales over time, which should lower related credit charges and operating costs as these assets are resolved.

First quarter 2026 Earnings Release

FIRST QUARTER 2026

FINANCIAL RESULTS BY SEGMENT

Interest expense on corporate debt is determined at a consolidated corporate level and allocated to each segment proportionally based on each segment’s use of that corporate debt. Income tax expense is determined at a consolidated corporate level and allocated to each segment proportionally based on each segment’s income before taxes, except for significant, one-time tax activities, which are allocated entirely to the segment impacted by the tax activity. The following details explain the changes in these expense items at a consolidated corporate level:

●	Interest expense on corporate debt, which pays a variable interest rate, decreased 4% year over year, to $14.9 million primarily due to lower average interest rates during the first quarter of 2026 compared to the first quarter of 2025.
●	Income tax expense increased $5.5 million, or 218% year over year, primarily driven by a 395% increase in income before taxes during the first quarter of 2026 compared to the first quarter of 2025. Additionally, we recognized a higher balance of realizable tax shortfall. We recognized a $2.0 million shortfall during the first quarter of 2026, compared to a $1.3 million shortfall during the first quarter of 2025, resulting from changes between the grant date fair value and vesting date fair value of share-based compensation awards that vested during the first quarter of 2026. Absent the impact from tax shortfalls, income tax expense increased 394%, which is consistent with the growth in income before taxes.

FINANCIAL RESULTS - CAPITAL MARKETS
(in thousands)	Q1 2026	Q1 2025	$ Variance	% Variance
Origination fees	$88,076	$45,297	$42,779	94%
MSR income	46,773	27,811	18,962	68
Property sales broker fees	13,179	13,521	(342)	(3)
Net warehouse interest income (expense), loans held for sale	(266)	(786)	520	(66)
Other revenues	14,679	16,727	(2,048)	(12)
Total revenues	$162,441	$102,570	$59,871	58%
Personnel	$109,851	$86,466	$23,385	27%
Amortization and depreciation	1,146	1,141	5	0
Interest expense on corporate debt	3,985	4,187	(202)	(5)
Other operating expenses	5,470	6,235	(765)	(12)
Total expenses	$120,452	$98,029	$22,423	23%
Income (loss) before taxes	$41,989	$4,541	$37,448	825%
Income tax expense (benefit)	12,980	2,181	10,799	495
Net income (loss) before temporary equity holders	$29,009	$2,360	$26,649	1,129%
Less: net income (loss) attributable to temporary equity holders	1,083	—	1,083	N/A
Walker & Dunlop net income (loss)	$27,926	$2,360	$25,566	1,083%
Key revenue metrics (as a percentage of debt financing volume):
Origination fee rate (1)	0.76%	0.90%
Agency MSR rate (2)	0.91	1.13
Key performance metrics:
Operating margin	26%	4%
Adjusted EBITDA	$3,915	$(13,327)	$17,242	(129)%
Diluted earnings (loss) per share	$0.81	$0.07	$0.74	1,057%

(1)	Origination fees as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(2)	MSR income as a percentage of Agency debt financing volume.

First quarter 2026 Earnings Release

CAPITAL MARKETS – DISCUSSION OF QUARTERLY RESULTS:

The Capital Markets segment includes our Agency lending, debt brokerage, property sales, appraisal and valuation services, investment banking, and housing market research businesses.

●	Origination fees increased due to higher debt financing volume, partially offset by a decline in the origination fee rate. The lower fee rate was primarily driven by the origination of a $1.7 billion Freddie Mac portfolio in the first quarter of 2026 with no comparable activity in the prior year and a shift in volume mix towards brokered transactions. Portfolio transactions generally have lower fee rates than non-portfolio transactions. Brokered transactions, which carry lower fee margins, represented 55% of total debt financing volume in the first quarter of 2026, compared to 49% in the first quarter of 2025.
●	MSR income increased due to higher debt financing volumes, partially offset by a decrease in the Agency MSR rate. The lower Agency MSR rate was primarily driven by a shift in Agency volume mix, including the $1.7 billion portfolio in the first quarter of 2026. Freddie Mac transactions, which carry lower servicing fees, represented 61% of Agency volume in the first quarter of 2026 compared to 33% in the first quarter of 2025, and portfolio transactions are also priced at lower servicing fees. A higher weighted average servicing fee on Fannie Mae volume partially offset the impact of the Agency volume mix and portfolio transaction.
●	Other revenues decreased due to lower investment banking revenues, partially offset by increases in application and appraisal revenues.
●	Personnel expense increased in the first quarter of 2026, primarily reflecting higher variable compensation associated with increased transaction volumes, as well as growth in salaries, benefits and subjective bonuses. Personnel expense declined to 68% of segment revenue from 84% last year, demonstrating the operating leverage and scalability of the platform as volumes increased.
●	The increase in adjusted EBITDA reflects higher origination fees, partially offset by increased personnel expenses.

First quarter 2026 Earnings Release

FINANCIAL RESULTS - SERVICING & ASSET MANAGEMENT
(in thousands)	Q1 2026	Q1 2025	$ Variance	% Variance
Origination fees	$456	$1,084	$(628)	(58)%
Servicing fees	85,437	82,221	3,216	4
Investment management fees	10,226	9,682	544	6
Net warehouse interest income, loans held for investment	291	—	291	N/A
Placement fees and other interest income	29,494	29,622	(128)	(0)
Other revenues	12,399	9,294	3,105	33
Total revenues	$138,303	$131,903	$6,400	5%
Personnel	$19,123	$19,546	$(423)	(2)%
Amortization and depreciation	59,394	54,498	4,896	9
Provision (benefit) for credit losses	4,118	3,712	406	11
Interest expense on corporate debt	9,589	9,931	(342)	(3)
Indemnified and repurchased loan expenses	10,061	857	9,204	1,074
Other operating expenses	3,559	6,611	(3,052)	(46)
Total expenses	$105,844	$95,155	$10,689	11%
Income (loss) before taxes	$32,459	$36,748	$(4,289)	(12)%
Income tax expense (benefit)	10,033	17,651	(7,618)	(43)
Net income (loss) before noncontrolling interests	$22,426	$19,097	$3,329	17%
Less: net income (loss) from noncontrolling interests	974	(29)	1,003	(3,459)
Walker & Dunlop net income (loss)	$21,452	$19,126	$2,326	12%
Key performance metrics:
Operating margin	23%	28%
Adjusted EBITDA	$111,630	$107,902	$3,728	3%
Diluted earnings (loss) per share	$0.62	$0.55	$0.07	13%

SERVICING & ASSET MANAGEMENT – DISCUSSION OF QUARTERLY RESULTS:

The Servicing & Asset Management segment includes loan servicing, principal lending and investing, management of third-party capital invested in tax credit equity funds focused on the affordable housing sector and other commercial real estate, and real estate-related investment banking and advisory services.

●	The servicing portfolio increased $10.7 billion over the past 12 months and was the principal driver of the growth in servicing fees year over year, partially offset by a decrease in the weighted average servicing fee across the portfolio.
●	Other revenues increased as a result of growth in prepayment fees and other LIHTC fees, partially offset by a decrease in income from equity-method investments. Prepayment fees increased as a result of higher prepayment activity driven by the interest rate environment and increased refinancing activity. LIHTC fees increased as a result of higher fee income and reimbursable fees from our LIHTC operations. Income from equity method investments decreased due to elevated performance from our equity method investments in 2025.
●	Amortization and depreciation increased due to the combination of higher recurring amortization of mortgage servicing rights and write-offs due to loan prepayments.
●	The increase in indemnified and repurchased loan expenses was primarily driven by the increase in loan repurchase losses coupled with an increase in repurchased loans operating costs as outlined in the Indemnified and Repurchased Loans section above.
●	Other operating expenses decreased largely due to a true up to the estimate of losses of certain affordable assets that we sold in the first quarter of 2026, with no comparable activity in the prior year.

First quarter 2026 Earnings Release

FINANCIAL RESULTS - CORPORATE
(in thousands)	Q1 2026	Q1 2025	$ Variance	% Variance
Other interest income	$3,210	$3,589	$(379)	(11)%
Other revenues	(2,623)	(695)	(1,928)	277
Total revenues	$587	$2,894	$(2,307)	(80)%
Personnel	$23,855	$15,378	$8,477	55%
Amortization and depreciation	2,424	1,982	442	22
Interest expense on corporate debt	1,328	1,396	(68)	(5)
Other operating expenses	21,478	20,183	1,295	6
Total expenses	$49,085	$38,939	$10,146	26%
Income (loss) before taxes	$(48,498)	$(36,045)	$(12,453)	35%
Income tax expense (benefit)	(14,991)	(17,313)	2,322	(13)
Walker & Dunlop net income (loss)	$(33,507)	$(18,732)	$(14,775)	79%
Key performance metric:
Adjusted EBITDA	$(41,763)	$(29,609)	$(12,154)	41%
Diluted earnings (loss) per share	$(0.97)	$(0.54)	$(0.43)	80%

CORPORATE – DISCUSSION OF QUARTERLY RESULTS:

The Corporate segment consists of corporate-level activities including accounting, information technology, legal, human resources, marketing, internal audit, and various other corporate groups (“support functions”). The Company does not allocate costs from these support functions to its other segments in presenting segment operating results.

●	The decrease in other revenues was primarily due to lower income from equity-method investments.
●	Personnel expenses increased due to higher salaries and benefits associated with a 9% increase in average segment headcount to support growth in transaction activity, as well as higher subjective bonus accruals reflecting improved financial performance year over year.

First quarter 2026 Earnings Release

CAPITAL SOURCES AND USES

On May 6, 2026, the Company’s Board of Directors declared a dividend of $0.68 per share for the second quarter of 2026. The dividend will be paid on June 4, 2026, to all holders of record of the Company’s restricted and unrestricted common stock as of May 21, 2026.

On February 13, 2026, our Board of Directors authorized the repurchase of up to $75.0 million of the Company’s outstanding common stock over a 12-month period starting from February 26, 2026 (the “2026 Stock Repurchase Program”). During the first quarter of 2026, the Company repurchased 283 thousand shares under the 2026 Stock Repurchase Program at a weighted-average price of $47.13 per share and immediately retired the shares, reducing stockholders’ equity by $13.3 million. As of March 31, 2026, the Company had $61.7 million of authorized share repurchase capacity remaining under the 2026 Stock Repurchase Program.

Any repurchases made pursuant to the 2026 Stock Repurchase Program will be made in the open market or in privately negotiated transactions, from time to time, as permitted by federal securities laws and other legal requirements. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The repurchase program may be suspended or discontinued at any time.

CONFERENCE CALL INFORMATION

Listeners can access the Company’s quarterly conference call for more information regarding our financial results via the dial-in number and webcast link below. Presentation materials related to the conference call will be posted to the Investor Relations section of the Company’s website prior to the call. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

Earnings Call:	Thursday, May 7, 2026, at 8:30 a.m. EDT
Phone:	(800) 330-6710 from within the United States; (312) 471-1353 from outside the United States
Confirmation Code:	7877733
Webcast Link:	https://event.webcasts.com/starthere.jsp?ei=1752006&tp_key=c5facb3699

ABOUT WALKER & DUNLOP

Walker & Dunlop (NYSE: WD) is one of the largest commercial real estate finance and advisory services firms in the United States and internationally. Our ideas and capital create communities where people live, work, shop, and play. Our innovative people, breadth of our brand, and our technological capabilities make us one of the most insightful and client-focused firms in the commercial real estate industry.

NON-GAAP FINANCIAL MEASURES

To supplement our financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses adjusted EBITDA, adjusted core net income, and adjusted core EPS, which are non-GAAP financial measures. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. When analyzing our operating performance, readers should use adjusted EBITDA, adjusted core net income, and adjusted core EPS in addition to, and not as an alternative for, net income and diluted EPS.

Adjusted core net income and adjusted core EPS represent net income adjusted for amortization and depreciation, provision (benefit) for credit losses, net write-offs based on the final resolution of the defaulted loans or collateral, the fair value of expected net cash flows from servicing, net of guaranty obligation, the income statement impact from periodic revaluation and accretion associated with contingent consideration liabilities related to acquired companies, goodwill impairment, loan repurchase losses and other adjustments. Adjusted EBITDA represents net income before income taxes, interest expense on our corporate debt, and amortization and depreciation, adjusted for provision (benefit) for credit losses, net write-offs based on the final resolution of the defaulted loans or collateral, loan repurchase losses, stock-based compensation, the fair value of expected net cash flows from servicing, net of guaranty obligation, the write-off of the unamortized balance of deferred issuance costs associated with the repayment of a portion of our corporate debt, goodwill impairment, and contingent consideration liability fair value adjustments when the fair value adjustment is a triggering event for a goodwill impairment assessment. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments.

First quarter 2026 Earnings Release

The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges that are used to determine compliance with financial covenants. Because not all companies use identical calculations, our presentation of adjusted EBITDA, adjusted core net income and adjusted core EPS may not be comparable to similarly titled measures of other companies.

We use adjusted EBITDA, adjusted core net income, and adjusted core EPS to evaluate the operating performance of our business, for comparison with forecasts and strategic plans and for benchmarking performance externally against competitors. We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financial information, provide useful information to investors by offering:

●	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;
●	the ability to better identify trends in the Company’s underlying business and perform related trend analyses; and
●	a better understanding of how management plans and measures the Company’s underlying business.

We believe that these non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and that these non-GAAP financial measures should only be used to evaluate the Company’s results of operations in conjunction with the Company’s GAAP financial information. For more information on adjusted EBITDA, adjusted core net income, and adjusted core EPS, refer to the section of this press release below titled “Adjusted Financial Measure Reconciliation to GAAP” and “Adjusted Financial Measure Reconciliation to GAAP By Segment.”

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans, or intentions. The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) changes in interest rates, (3) regulatory and/or legislative changes to Freddie Mac, Fannie Mae or HUD, (4) our ability to retain and attract loan originators and other professionals, (5) success of our various investments funded with corporate capital, (6) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations, and (7) our obligations to repurchase or indemnify the GSEs for loans we originate under their programs, including additional charges or losses related to loans we have already repurchased or indemnified and new repurchase requests we may receive from the GSEs related to the previously identified instances of borrower fraud, additional instances of borrower fraud, or other reasons.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any updates or supplements in subsequent Quarterly Reports on Form 10-Q and our other filings with the SEC. Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

CONTACT US

Headquarters: 7272 Wisconsin Avenue, Suite 1300 Bethesda, Maryland 20814 Phone 301.215.5500 info@walkeranddunlop.com	Investors: Kelsey Duffey Senior Vice President, Investor Relations Phone 301.202.3207 investorrelations@walkeranddunlop.com	Media: Carol McNerney Chief Marketing Officer Phone 301.215.5515 info@walkeranddunlop.com

First quarter 2026 Earnings Release

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

Unaudited

	March 31,	December 31,	September 30,	June 30,	March 31,
(in thousands)	2026	2025	2025	2025	2025
Assets
Cash and cash equivalents	$192,527	$299,315	$274,828	$233,712	$180,971
Restricted cash	34,419	22,772	44,462	41,090	32,268
Pledged securities, at fair value	228,646	224,954	221,730	218,435	214,374
Loans held for sale, at fair value	2,546,860	1,436,350	2,197,739	1,177,837	946,372
Mortgage servicing rights	795,754	808,145	805,975	817,814	825,761
Goodwill	868,710	868,710	868,710	868,710	868,710
Other intangible assets	138,123	141,877	145,631	149,385	153,139
Receivables, net	424,393	419,358	374,316	360,646	372,689
Committed investments in tax credit equity	265,368	241,401	257,564	194,479	337,510
Other assets	670,660	596,596	606,320	612,932	580,084
Total assets	$6,165,460	$5,059,478	$5,797,275	$4,675,040	$4,511,878

Liabilities
Warehouse notes payable	$2,535,227	$1,420,272	$2,175,157	$1,157,234	$931,002
Corporate notes payable	825,816	829,218	829,909	828,657	825,556
Allowance for risk-sharing obligations	38,673	37,546	34,140	33,191	31,871
Commitments to fund investments in tax credit equity	256,121	219,949	223,788	168,863	295,052
Other liabilities	775,837	806,631	756,815	725,297	684,308
Total liabilities	$4,431,674	$3,313,616	$4,019,809	$2,913,242	$2,767,789

Temporary Equity
Profit interests of a wholly owned subsidiary subject to possible redemption	$752	$(1,036)	$—	$—	$—

Stockholders' Equity
Common stock	$332	$334	$333	$333	$333
Additional paid-in capital	454,215	450,434	444,127	438,129	432,788
Accumulated other comprehensive income (loss)	1,203	1,876	1,833	2,764	1,295
Retained earnings	1,264,446	1,282,390	1,319,274	1,308,792	1,297,764
Total stockholders’ equity	$1,720,196	$1,735,034	$1,765,567	$1,750,018	$1,732,180
Noncontrolling interests	12,838	11,864	11,899	11,780	11,909
Total permanent equity	$1,733,034	$1,746,898	$1,777,466	$1,761,798	$1,744,089
Commitments and contingencies	—	—	—	—	—
Total liabilities, temporary equity, and permanent equity	$6,165,460	$5,059,478	$5,797,275	$4,675,040	$4,511,878

First quarter 2026 Earnings Release

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

Unaudited

	Quarterly Trends

(in thousands, except per share amounts)	Q1 2026	Q4 2025	Q3 2025	Q2 2025	Q1 2025
Revenues
Origination fees	$88,532	$103,614	$97,845	$94,309	$46,381
MSR income	46,773	50,060	48,657	53,153	27,811
Servicing fees	85,437	86,339	85,189	83,693	82,221
Property sales broker fees	13,179	28,488	26,546	14,964	13,521
Investment management fees	10,226	11,192	6,178	7,577	9,682
Net warehouse interest income (expense)	25	(909)	(2,035)	(1,760)	(786)
Placement fees and other interest income	32,704	37,085	46,302	35,986	33,211
Other revenues	24,455	24,155	28,993	31,318	25,326
Total revenues	$301,331	$340,024	$337,675	$319,240	$237,367

Expenses
Personnel	$152,829	$187,113	$177,418	$161,888	$121,390
Amortization and depreciation	62,964	62,084	60,041	58,936	57,621
Provision (benefit) for credit losses	4,118	3,105	949	1,820	3,712
Interest expense on corporate debt	14,902	15,983	16,451	16,767	15,514
Indemnified and repurchased loan expenses	10,061	35,784	3,526	683	857
Other operating expenses	30,507	54,512	33,353	32,772	33,029
Total expenses	$275,381	$358,581	$291,738	$272,866	$232,123
Income (loss) before taxes	$25,950	$(18,557)	$45,937	$46,374	$5,244
Income tax expense (benefit)	8,022	(5,447)	12,516	12,425	2,519
Net income (loss) before noncontrolling interests and temporary equity holders	$17,928	$(13,110)	$33,421	$33,949	$2,725
Less: net income (loss) from noncontrolling interests	974	(36)	(31)	(3)	(29)
Less: net income (loss) attributable to temporary equity holders	1,083	837	—	—	—
Walker & Dunlop net income (loss)	$15,871	$(13,911)	$33,452	$33,952	$2,754
Other comprehensive income (loss), net of tax	(673)	43	(931)	1,469	709
Walker & Dunlop comprehensive income (loss)	$15,198	$(13,868)	$32,521	$35,421	$3,463

Effective Tax Rate	31%	29%	27%	27%	48%

Basic earnings (loss) per share	$0.46	$(0.41)	$0.98	$1.00	$0.08
Diluted earnings (loss) per share	0.46	(0.41)	0.98	0.99	0.08
Cash dividends paid per common share	0.68	0.67	0.67	0.67	0.67

Basic weighted-average shares outstanding	33,394	33,388	33,376	33,358	33,264
Diluted weighted-average shares outstanding	33,411	33,410	33,397	33,371	33,296

First quarter 2026 Earnings Release

SUPPLEMENTAL OPERATING DATA

Unaudited

	Quarterly Trends

(in thousands, except per share data and unless otherwise noted)	Q1 2026	Q4 2025	Q3 2025	Q2 2025	Q1 2025
Transaction Volume:
Components of Debt Financing Volume
Fannie Mae	$1,553,899	$2,785,231	$2,141,092	$3,114,308	$1,511,794
Freddie Mac	3,124,128	2,023,592	3,664,380	1,752,597	808,247
Ginnie Mae - HUD	481,384	153,748	325,169	288,449	148,158
Brokered (1)	6,503,051	8,675,937	4,512,729	6,335,071	2,552,943
Principal Lending and Investing (2)	87,900	167,700	199,250	147,800	175,500
Total Debt Financing Volume	$11,750,362	$13,806,208	$10,842,620	$11,638,225	$5,196,642
Property Sales Volume	1,910,300	4,524,142	4,672,875	2,313,585	1,839,290
Total Transaction Volume	$13,660,662	$18,330,350	$15,515,495	$13,951,810	$7,035,932

Key Performance Metrics:
Operating margin	9%	(5)%	14%	15%	2%
Return on equity	4	(3)	8	8	1
Walker & Dunlop net income (loss)	$15,871	$(13,911)	$33,452	$33,952	$2,754
Adjusted EBITDA (3)	73,782	38,755	82,084	76,811	64,966
Diluted earnings (loss) per share	0.46	(0.41)	0.98	0.99	0.08
Adjusted core EPS (4)	1.02	0.28	1.22	1.15	0.85

Key Expense Metrics (as a percentage of total revenues):
Personnel expense	51%	55%	53%	51%	51%
Other operating expenses	10	16	10	10	14
Key Revenue Metrics (as a percentage of debt financing volume):
Origination fee rate (5)	0.76%	0.75%	0.90%	0.82%	0.90%
Agency MSR rate (6)	0.91	1.01	0.79	1.03	1.13

Other Data:
Market capitalization at period end	$1,522,458	$2,048,798	$2,847,907	$2,395,939	$2,901,726
Closing share price at period end	$44.38	$60.15	$83.62	$70.48	$85.36
Average headcount	1,471	1,464	1,438	1,400	1,394

Components of Servicing Portfolio (end of period):
Fannie Mae	$73,498,820	$72,708,372	$71,006,342	$70,042,909	$69,176,839
Freddie Mac	44,836,263	42,595,441	40,473,401	39,433,013	38,556,682
Ginnie Mae - HUD	11,646,914	11,563,020	11,298,108	11,008,314	10,882,857
Brokered (7)	16,385,040	17,111,320	16,553,827	16,864,888	17,032,338
Principal Lending and Investing (8)	17,500	—	—	—	—
Total Servicing Portfolio	$146,384,537	$143,978,153	$139,331,678	$137,349,124	$135,648,716
Assets under management (9)	18,530,780	18,631,100	18,521,907	18,623,451	18,518,413
Total Managed Portfolio	$164,915,317	$162,609,253	$157,853,585	$155,972,575	$154,167,129

Key Servicing Portfolio Metrics (end of period):
Custodial escrow account deposits (in billions)	$2.5	$3.1	$2.8	$2.7	$2.4
Weighted-average servicing fee rate (basis points)	23.4	23.6	24.0	24.1	24.4
Weighted-average remaining servicing portfolio term (years)	7.1	7.2	7.4	7.4	7.5

(1)	Brokered transactions for life insurance companies, commercial banks, and other capital sources.
(2)	Includes debt financing volumes from our interim lending platform and WDIP separate accounts.
(3)	This is a non-GAAP financial measure. For more information on adjusted EBITDA, refer to the section above titled “Non-GAAP Financial Measures.”
(4)	This is a non-GAAP financial measure. For more information on adjusted core EPS, refer to the section above titled “Non-GAAP Financial Measures.”
(5)	Origination fees as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(6)	MSR income as a percentage of Agency debt financing volume.
(7)	Brokered loans serviced primarily for life insurance companies.
(8)	Consists of interim loans not managed for our interim loan joint venture.
(9)	Walker & Dunlop Affordable Equity assets under management, commercial real estate loans and funds managed by WDIP, and interim loans serviced for our interim loan joint venture.

First quarter 2026 Earnings Release

KEY CREDIT METRICS

Unaudited

	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2026	2025	2025	2025	2025
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$65,886,235	$65,087,136	$63,382,256	$61,486,070	$60,493,946
Fannie Mae Modified Risk	7,612,585	7,621,236	7,624,086	8,556,839	8,682,893
Freddie Mac Modified Risk	15,000	15,000	10,000	10,000	15,000
Total risk-sharing servicing portfolio	$73,513,820	$72,723,372	$71,016,342	$70,052,909	$69,191,839

Non-risk-sharing servicing portfolio:
Freddie Mac No Risk	$44,821,263	$42,580,441	$40,463,401	$39,423,013	$38,541,682
GNMA - HUD No Risk	11,646,914	11,563,020	11,298,108	11,008,314	10,882,857
Brokered	16,385,040	17,111,320	16,553,827	16,864,888	17,032,338
Total non-risk-sharing servicing portfolio	$72,853,217	$71,254,781	$68,315,336	$67,296,215	$66,456,877
Total loans serviced for others	$146,367,037	$143,978,153	$139,331,678	$137,349,124	$135,648,716

Loans held for investment (full risk)	$56,203	$36,926	$36,926	$36,926	$36,926
Indemnification reserves	7,961	23,920	2,000	—	5,527
Interim Loan Joint Venture Managed Loans (1)	17,099	32,965	76,215	76,215	173,315

At-risk servicing portfolio (2)	$69,444,656	$68,649,960	$66,946,180	$65,378,944	$64,450,319
Maximum exposure to at-risk portfolio (3)	14,221,298	14,052,667	13,704,585	13,382,410	13,200,846
Defaulted loans (4)	167,456	158,821	139,020	108,530	108,530

Defaulted loans as a percentage of the at-risk portfolio	0.24%	0.23%	0.21%	0.17%	0.17%
Allowance for risk-sharing as a percentage of the at-risk portfolio	0.06	0.05	0.05	0.05	0.05
Allowance for risk-sharing as a percentage of maximum exposure	0.27	0.26	0.25	0.25	0.24

(1)	This balance consisted entirely of Interim Program JV managed loans. We indirectly share in a portion of the risk of loss associated with Interim Program JV managed loans through our 15% equity ownership in the Interim Program JV. We have no exposure to risk of loss for the loans serviced directly for the Interim Program JV partner. The balance of this line is included as a component of assets under management in the Supplemental Operating Data table above.
(2)	At-risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at-risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at-risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at-risk portfolio.

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at-risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

(3)	Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.
(4)	Defaulted loans represent loans in our Fannie Mae at-risk portfolio or Freddie Mac SBL pre-securitized portfolio that are probable of foreclosure or that have foreclosed and for which we have recorded a collateral-based reserve (i.e. loans where we have assessed a probable loss). Other loans that are delinquent but not foreclosed or that are not probable of foreclosure are not included here. Additionally, loans that have foreclosed or are probable of foreclosure but are not expected to result in a loss to us are not included here.

First quarter 2026 Earnings Release

ADJUSTED FINANCIAL MEASURE RECONCILIATION TO GAAP

Unaudited

	Quarterly Trends

(in thousands)	Q1 2026	Q4 2025	Q3 2025	Q2 2025	Q1 2025
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income (Loss)	$15,871	$(13,911)	$33,452	$33,952	$2,754
Income tax expense (benefit)	8,022	(5,447)	12,516	12,425	2,519
Interest expense on corporate debt	14,902	15,983	16,451	16,767	15,514
Amortization and depreciation	62,964	62,084	60,041	58,936	57,621
Provision (benefit) for credit losses	4,118	3,105	949	1,820	3,712
Loan repurchase losses (1)	6,950	20,092	—	—	—
Net write-offs	(491)	—	—	—	—
Stock-based compensation expense	8,219	6,909	7,332	6,064	6,442
Write-off of unamortized issuance costs from corporate debt paydown (2)	—	—	—	—	4,215
MSR income	(46,773)	(50,060)	(48,657)	(53,153)	(27,811)
Adjusted EBITDA	$73,782	$38,755	$82,084	$76,811	$64,966

(1)	Presented as a component of Indemnified and repurchased loan expenses on the Condensed Consolidated Statements of Income.
(2)	Presented as a component of Other operating expenses on the Condensed Consolidated Statements of Income.

First quarter 2026 Earnings Release

ADJUSTED FINANCIAL MEASURE RECONCILIATION TO GAAP BY SEGMENT

Unaudited

	Capital Markets
	Three months ended March 31,
(in thousands)	2026	2025
Reconciliation of Walker & Dunlop Net Income (Loss) to Adjusted EBITDA
Walker & Dunlop Net Income (Loss)	$27,926	$2,360
Income tax expense (benefit)	12,980	2,181
Interest expense on corporate debt	3,985	4,187
Amortization and depreciation	1,146	1,141
Stock-based compensation expense	4,651	3,351
Write-off of unamortized issuance costs from corporate debt paydown (1)	—	1,264
MSR income	(46,773)	(27,811)
Adjusted EBITDA	$3,915	$(13,327)

	Servicing & Asset Management
	Three months ended March 31,
(in thousands)	2026	2025
Reconciliation of Walker & Dunlop Net Income (Loss) to Adjusted EBITDA
Walker & Dunlop Net Income (Loss)	$21,452	$19,126
Income tax expense (benefit)	10,033	17,651
Interest expense on corporate debt	9,589	9,931
Amortization and depreciation	59,394	54,498
Provision (benefit) for credit losses	4,118	3,712
Loan repurchase losses (2)	6,950	—
Net write-offs	(491)	—
Stock-based compensation expense	585	455
Write-off of unamortized issuance costs from corporate debt paydown (1)	—	2,529
Adjusted EBITDA	$111,630	$107,902

	Corporate
	Three months ended March 31,
(in thousands)	2026	2025
Reconciliation of Walker & Dunlop Net Income (Loss) to Adjusted EBITDA
Walker & Dunlop Net Income (Loss)	$(33,507)	$(18,732)
Income tax expense (benefit)	(14,991)	(17,313)
Interest expense on corporate debt	1,328	1,396
Amortization and depreciation	2,424	1,982
Stock-based compensation expense	2,983	2,636
Write-off of unamortized issuance costs from corporate debt paydown (1)	—	422
Adjusted EBITDA	$(41,763)	$(29,609)

(1)	Presented as a component of Other operating expenses on the Condensed Consolidated Statements of Income.
(2)	Presented as a component of Indemnified and repurchased loan expenses on the Condensed Consolidated Statements of Income.

First quarter 2026 Earnings Release

ADJUSTED CORE EPS RECONCILIATION

Unaudited

	Quarterly Trends

(in thousands)	Q1 2026	Q4 2025	Q3 2025	Q2 2025	Q1 2025
Reconciliation of Walker & Dunlop Net Income (Loss) to Adjusted Core Net Income
Walker & Dunlop Net Income (Loss)	$15,871	$(13,911)	$33,452	$33,952	$2,754
Provision (benefit) for credit losses	4,118	3,105	949	1,820	3,712
Loan repurchase losses (1)	6,950	20,092	—	—	—
Net write-offs	(491)	—	—	—	—
Amortization and depreciation	62,964	62,084	60,041	58,936	57,621
MSR income	(46,773)	(50,060)	(48,657)	(53,153)	(27,811)
Contingent consideration accretion and fair value adjustments	(299)	(8,226)	18	41	40
Write-off of unamortized issuance costs from corporate debt paydown (2)	—	—	—	—	4,215
Income tax expense adjustment (3)	(6,908)	(3,662)	(3,856)	(2,429)	(11,355)
Adjusted Core Net Income	$35,432	$9,422	$41,947	$39,167	$29,176

Reconciliation of Diluted EPS to Adjusted core EPS
Walker & Dunlop Net Income (Loss)	$15,871	$(13,911)	$33,452	$33,952	$2,754
Diluted weighted-average shares outstanding	33,411	33,410	33,397	33,371	33,296
Diluted earnings (loss) per share	$0.46	$(0.41)	$0.98	$0.99	$0.08

Adjusted Core Net Income	$35,432	$9,422	$41,947	$39,167	$29,176
Diluted weighted-average shares outstanding	33,411	33,410	33,397	33,371	33,296
Adjusted core EPS	$1.02	$0.28	$1.22	$1.15	$0.85

(1)
Presented as a component of Indemnified and repurchased loan expenses on the Condensed Consolidated Statements of Income.
(2)
Presented as a component of Other operating expenses on the Condensed Consolidated Statements of Income.
(3)
Income tax impact of the above adjustments to adjusted core net income. Uses (i) quarterly effective tax rate as disclosed in the Condensed Consolidated Statements of Income in this press release or (ii) estimated annual effective rate.